Exhibit 10.2

FIRST AMENDMENT TO EXECUTIVE TERMINATION COMPENSATION AGREEMENT

This is a first amendment (“First Amendment”), effective as of this August 25, 2003, to that certain Executive Termination Compensation Agreement (“Agreement”), entered into on or about August 17, 1999 between West Marine, Inc., a Delaware corporation (“Company”), with an address at 500 Westridge Drive, Watsonville, California 95076, and Richard Everett (“Executive”), residing at 565 Twin Lanes, Soquel, California 95073.

WHEREAS, The Company and its Board of Directors (“Board”) have determined that it is in the best interest of the Company and its stockholders to pay Executive the termination compensation referenced in the Agreement in the event Executive should leave the employ of the Company;

WHEREAS, The Company and its Board (i) recognize that the Executive’s contributions as the Chief Operating Officer to the growth and success of the Company have been substantial; and (ii) desire to ensure and reward Executive’s loyal and dedicated consulting services by providing Executive with comparable compensation in the event of a termination without “Cause” and by extending the period of time for Executive to terminate his employment as a “Constructive Termination” (as such terms are defined in the Agreement); and

WHEREAS, Executive and Company, with approval of the Board, desire to amend certain provisions of the Agreement in accordance with the foregoing.

NOW, THEREFORE, in consideration of the foregoing premises and mutual covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Executive agree as follows:

1.	The foregoing recitals are incorporated herein.

2.	This First Amendment will be effective as of the date first written above (“Effective Date”).

3.	All capitalized terms used but not defined herein shall have the same meaning ascribed to such terms as in the Agreement.

4.	Section 2(b) of the Agreement is hereby amended by adding the following provision at the end of the first full sentence.

“ In the event the Executive’s employment is terminated without Cause pursuant to subsection (i) of this Section 2(b), and the base compensation payable to Executive (“New Compensation”) by such new employment is less than the base salary payable to Executive by Company on the date of his termination with Company (“Company Compensation”), then Company shall continue to pay Executive an amount equal to the deficiency between the Company Compensation and the New Compensation. Such payment will be made until the earlier to occur of (A) the date the New Compensation equals or exceeds the Company Compensation or (B) the expiration of the Severance Period. Executive will provide prompt written notice to Company of any adjustments to Executive’s New Compensation during such Severance Period.”

5.	Section 2(d)(2) of the Agreement is hereby amended by deleting reference to “30-day period” and substituting the “18-month period” in lieu thereof.

6.	Except as modified hereby, the Agreement remains unmodified and in full force and effect. In the event of any conflict between the terms of the Agreement and this First Amendment, the terms of this First Amendment will govern.

IN WITNESS WHEREOF, the parties have executed this First Amendment, effective as of the Effective Date.

COMPANY: West Marine, Inc.:	EXECUTIVE:

/s/ John H. Edmondson	/s/ Richard Everett
By: John H. Edmondson, CEO	Richard Everett